NEWS RELEASE
Cone Mills Corporation
Greensboro, NC 27415




For Immediate Release


               Court Approves Sale of Cone Mills to WL Ross & Co.

        Sale Will Expedite Company's Exit From Chapter 11 Protection and Secure Cone Mills' Future as Part of Stronger, More Competitive Enterprise


         Greensboro, NC - February 10, 2004 - Cone Mills Corporation today announced that the U.S. Bankruptcy Court has approved the sale of substantially all of the company's assets to WL Ross & Co. The WL Ross & Co. offer was the highest and best received during an extended bidding process that was conducted in accordance with Section 363 of Chapter 11 of the U.S. Bankruptcy Code.

According to the WL Ross & Co. offer announced on October 22, 2003, WL Ross & Co. agreed to purchase substantially all Cone Mills' assets for $46 million in cash and the assumption of the company's outstanding Debtor-in-Possession loans and selected other liabilities, for a total purchase price valued in excess of $90 million. A closing date for the proposed sale has yet to be announced.

John L. Bakane, Chief Executive Officer of Cone Mills, said, "After an exhaustive review of options and an open bidding process, we are pleased that the court has approved the sale of Cone Mills to WL Ross & Co. Given the enormous challenges our company has faced from the devastating impact of low-cost imports, we firmly believe that the sale to WL Ross & Co. is the best solution for our employees, customers and communities going forward."

Bakane added, "We have been successful in stabilizing our business during the Chapter 11 process, and look forward to working with WL Ross & Co. on a smooth transition to new ownership. Most of all, we are extremely pleased to now be able to focus all of our efforts on ensuring a stronger future for Cone Mills."

About Cone Mills

Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and one of the largest commission printers of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila, Mexico. http://www.cone.com

         This release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "would," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Contact:
Nyssa Tussing 646-805-2032                          Anne Granfield 646-528-4310
ntussing@rlmnet.com                                       agranfield@rlmnet.com


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